Exhibit 99.1

Company Contact: Peggy Tharp Director of Investor Relations (770) 657-6246

Superior Essex Inc. Reports Third Quarter 2007 Results

ATLANTA, GA, November 1, 2007— Superior Essex Inc. (NASDAQ: SPSX), one of the largest wire and cable manufacturers in the world, today reported its third quarter 2007 financial results. For the quarter, Superior Essex reported revenues of $781 million and earnings of $0.98 per diluted share. These results compare to revenues of $796 million and earnings of $0.72 per diluted share in the third quarter of 2006.

Adjusted earnings per diluted share* totaled $0.89 for the third quarter of 2007. In the prior year third quarter, adjusted earnings per diluted share were $0.79, which included approximately $0.19 per diluted share from transitional copper benefits related to copper procurement, pricing and hedging activities.

Core Business copper-adjusted revenues* in the third quarter of 2007 improved 6% vs. the prior year quarter. This growth was due to incremental revenues from the Canadian Magnet Wire acquisition completed at the end of April 2007, and from the Italian and Chinese Magnet Wire acquisitions completed at the end of July 2007. Excluding acquisitions, copper-adjusted Core Business revenues declined 6% year-over-year, due principally to demand weakness in certain of the Company’s North American end markets.

Adjusted EBITDA in the third quarter of 2007 totaled $47.7 million. In the prior year third quarter, adjusted EBITDA was $44.3 million, including $6.6 million from transitional copper benefits. Excluding the third quarter 2006 copper gains, adjusted EBITDA increased 27% year-over-year.

For the first nine months of 2007, Superior Essex reported revenues of $2.25 billion and earnings of $2.40 per diluted share. These results compare to revenues of $2.27 billion and earnings per diluted share of $2.73 for the first nine months of 2006. Adjusted earnings per diluted share totaled $2.17 for the first nine months of 2007, as compared to adjusted earnings per diluted share of $2.61 in the first nine months of 2006. The results for the first nine months of 2006 included a $0.62 per diluted share impact from the previously discussed copper benefit and from LIFO inventory gains.

“As expected, we saw meaningful contribution from our three recent Magnet Wire acquisitions in the third quarter of 2007, which drove our revenue growth and - more importantly - expansion in our key profitability measures,” said Stephen M. Carter, chief executive officer of Superior Essex. “The acquisition benefit, along with strong profit margin performance in our Communications Cable business segment, more than offset persistent top-line weakness in certain North American end markets that are linked to residential construction.”

* Adjusted earnings per diluted share, adjusted EBITDA, Core Business revenues and copper-adjusted Core Business revenues are non-GAAP financial measures. Please see Financial Measures and Key Operating Metrics for detailed explanations of these terms and the attached tables for reconciliations to the appropriate GAAP measures.

Consolidated Third Quarter and First Nine Months of 2007 Financial Results

The following are highlights of operating results for the three and nine months ended September 30 (dollars in millions, except earnings per share):

	3 months ended 9/30		9 months ended 9/30
	2007	2006	2007	2006
Total revenues	$781.4	$796.3	$2,249.5	$2,266.2

Core Business revenues	$722.6	$668.4	$2,053.4	$1,912.8

Adjusted EBITDA	$47.7	$44.3	$127.9	$133.4

Net income	$20.3	$14.7	$49.4	$50.6

Earnings per diluted share	$0.98	$0.72	$2.40	$2.73

Adjusted earnings per diluted share	$0.89	$0.79	$2.17	$2.61

•
Net income for the first nine months of 2007 included an extraordinary gain of $3.5 million ($0.17 per diluted share) related to the acquisition of the minority equity position in the Company’s Magnet Wire Europe subsidiary.

•
Net income for the third quarter and first nine months of 2007 included $2.4 million ($0.12 per diluted share) in tax benefits recognized as a result of the expiration of statute of limitations for specific tax contingencies in certain tax jurisdictions. This benefit has been identified as a special item and excluded from the adjusted EPS calculation.

•
Adjusted EBITDA and adjusted EPS for the first nine months of 2007 included an estimated $4.0 million (pretax), or $0.12 per diluted share (after tax), in transitional losses from copper cost recovery in the Communications Cable business segment.

•
Adjusted EBITDA and adjusted EPS in 2006 included transitional gains from copper procurement, pricing and hedging activities and, to a lesser degree, LIFO inventory benefits. These gains totaled $6.6 million (pretax), or $0.19 per diluted share (after tax and minority interest), for the third quarter of 2006 and $20.0 million (pretax), or $0.62 per diluted share (after tax and minority interest), for the first nine months of 2006. For the three and nine month periods, approximately $5 million and $14 million, respectively, of these gains were allocable to the Communications Cable business segment with the balance attributable to the Magnet Wire business segments.

Business Segment Operating Results

As a result of the Tianjin, China magnet wire acquisition completed in the third quarter of 2007, the Company began reporting its Magnet Wire Asia Pacific operations as a separate business segment. The Company’s Greenfield Suzhou, China magnet wire operations (previously included in the Magnet Wire and Distribution North America business segment) have been reclassified into the Magnet Wire Asia Pacific segment.

The following are financial highlights by business segment for the three and nine months ended September 30 (dollars in millions):

Communications Cable

	3 months ended 9/30		9 months ended 9/30
	2007	2006	2007	2006
Revenues	$213.4	$229.5	$665.2	$653.2
Revenue change (copper-adjusted)	(9%)		(9%)
Adjusted EBITDA	$30.1	$29.9	$81.6	$87.2

The Communications Cable business segment reported a third quarter 2007 copper-adjusted revenue decline of 9%, as compared to the prior year third quarter. Although the year-over-year copper-adjusted revenue reduction was concentrated in the copper OSP product line, sales of data cable (premises) were flat year-over-year, following a copper-adjusted increase of 19% for the first half of 2007. While the persistent weakness in residential construction impacted telco demand for copper OSP, the softening in data cable demand was principally due to customer inventory rationalizations.

Adjusted EBITDA for the third quarter of 2007 was $30.1 million, as compared to third quarter 2006 adjusted EBITDA of $29.9 million. The prior year third quarter adjusted EBITDA included approximately $5.2 million in transitional copper gains. Excluding the transitional copper benefit in the prior year, adjusted EBITDA increased 22% in the third quarter of 2007, due to enhanced product mix and improved profitability levels in the data cable product line and from continued manufacturing cost efficiencies.

Magnet Wire and Distribution North America

	3 months ended 9/30		9 months ended 9/30
	2007	2006	2007	2006
Revenues	$300.6	$278.1	$843.3	$785.9
Revenue change (copper-adjusted)	6%		(1%)
Adjusted EBITDA	$16.6	$13.3	$43.9	$41.8

The Magnet Wire and Distribution North America business segment reported a copper-adjusted revenue increase of 6% for the third quarter of 2007, including incremental revenue contribution from the acquired Canadian Magnet Wire operations. Excluding the acquisition benefit, Magnet Wire North America copper-adjusted revenues declined 6%, which was consistent with demand trends in the first half of 2007 and reflected weakness in the HVAC, appliance and other markets tied to residential construction.

Magnet Wire North America adjusted EBITDA in the third quarter of 2007 was $16.6 million, which was an increase of 26% over the third quarter of 2006. The adjusted EBITDA increase was principally attributable to acquisition benefits and synergies, along with reduced operating expenses.

Magnet Wire and Distribution Europe

	3 months ended 9/30		9 months ended 9/30
	2007	2006	2007	2006
Revenues	$195.0	$160.8	$530.9	$473.7
Revenue change (copper-adjusted)	22%		7%
Adjusted EBITDA	$6.1	$6.1	$18.5	$18.7

Copper-adjusted revenues for the Magnet Wire and Distribution Europe business segment (formerly Essex Nexans) for the third quarter of 2007 improved 22%, as compared to the third quarter of 2006. This growth was principally due to the benefit from the Italian Magnet Wire acquisition completed in late July 2007 and, to a lesser degree, the positive impact of currency exchange rates. Excluding the acquisition and currency exchange impact, copper-adjusted revenues declined 7% compared to the third quarter of 2006, which was generally consistent with trends in the first half of 2007.

Adjusted EBITDA for the third quarter of 2007, as compared to the prior year third quarter, was positively impacted by the incremental benefit from the Invex acquisition, offset by the transitional copper gains recognized in the third quarter 2006 results.

Magnet Wire Asia Pacific

	3 months ended 9/30		9 months ended 9/30
	2007	2006	2007	2006
Revenues	$13.6	-	$14.0	-
Adjusted EBITDA	($0.1)	($0.6)	($1.5)	($1.0)

Revenues in China for the third quarter of 2007 were primarily attributable to the Tianjin Magnet Wire acquisition, which was completed at the end of July 2007. The acquisition resulted in a positive EBITDA contribution, which was offset by continued start-up losses in the Company’s Greenfield Magnet Wire operations in Suzhou.

Copper Rod

The Copper Rod business segment reported revenues of $59 million in the third quarter of 2007, compared to $128 million in the third quarter of 2006. Revenues in the Copper Rod segment reflect external sales of processed copper rod, allowing for fixed cost recovery at margins that are generally break-even. In 2007, the Company began a planned reduction in its total copper rod production output, which resulted in reduced third-party sales of copper rod and an increase in the percentage of production used internally, including servicing a portion of the acquired Canadian Magnet Wire operations’ requirements.

Debt and Cash Flow

The Company reported total debt at September 30, 2007 of $342 million and net debt (debt net of cash and cash equivalents) of approximately $306 million. For the third quarter of 2007, net debt increased by approximately $47 million, which was entirely associated with the two acquisitions completed in the third quarter. On a year-to-date basis, the Company has expended approximately $95 million in funding for the three acquisitions - Canada, China and Italy - and the Essex Nexans minority interest equity buyout. Excluding these items, cash flow generated for net debt reduction exceeded $60 million for the first nine months of 2007.

Stephen Carter's CEO Comments

“The third quarter was successful and productive, including the completion of two accretive Magnet Wire acquisitions and continued favorable profitability performance in our Communications Cable business segment. These events, coupled with the earlier Magnet Wire acquisition in Canada and the minority interest equity buyout of Essex Nexans, have allowed us to report solid profitability growth for the quarter, despite persistent difficult conditions in our North American end markets.”

“The Canadian Magnet Wire acquisition, completed in April of this year, provided a full quarter of incremental revenue and profitability gains. The transition and integration of these operations have been virtually seamless. While there are additional synergies and cost actions to be realized, we are extremely pleased with the outcome of this transaction, including the important addition of energy-related product lines to our Magnet Wire North America portfolio.”

“The Chinese and Italian Magnet Wire acquisitions also contributed to net profitability in the quarter. This is despite the fact that these operations were only included for a two month period and that the Italian operations were in the midst of their seasonally slowest period, from a volume and profit contribution perspective.”

“In our North American markets, demand weakness persisted. However, we are pleased with the margin performance from our Communications Cable business segment, which was achieved despite some softness in our highest margin data cable sector. In our Magnet Wire North America business segment, we experienced the continued impact on demand from the weak residential-related end markets. However, with the successful integration of our Canadian Magnet Wire acquisition, we achieved meaningful margin improvement and year-over-year revenue and EBITDA gains in our Magnet Wire North America business segment.”

“For the fourth quarter of 2007, we anticipate a continuation of weak end-market demand in North America and, to a lesser degree, Europe. However, with a full period of acquisition benefits, we expect fourth quarter 2007 growth on a year-over-year basis in Core Business revenues, as well as in adjusted EBITDA and adjusted EPS.”

Analyst Call Information

Superior Essex will host an analyst call at 10:00 a.m. (ET), November 2, 2007. During the call, the Company will discuss earnings results and will provide a general business update.

The dial-in number for domestic financial analysts is (800) 374-2356. International financial analysts should dial in to (706) 634-6384. To participate, please dial in a few minutes before the scheduled time. The media and the public are invited to listen to the call at www.superioressex.com.

A replay of the call will be available through November 9, 2007, by dialing (800) 642-1687 or (706) 645-9291 and using the following conference ID: 21352500. A webcast replay will also be archived for a limited period on the Company's Web site at www.superioressex.com.

About Superior Essex

Superior Essex Inc., a FORTUNE 1,000 company, is one of the largest wire and cable manufacturers in the world. The Company manufactures a broad portfolio of wire and cable products with primary applications in the communications, magnet wire and related distribution markets. It is a leading manufacturer and supplier of copper and fiber optic communications wire and cable products to telephone companies, distributors and system integrators; a leading manufacturer and supplier of magnet wire and fabricated insulation products to major original equipment manufacturers (OEMs) for use in motors, transformers, generators and electrical controls; and a distributor of magnet wire, insulation, and related products to smaller OEMs and motor repair facilities. Additional information on the Company can be found on its Web site at www.superioressex.com.

Forward Looking Statements and Risk Factors

The matters discussed in this news release, including expected results, contain forward-looking statements that involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, general economic, business and industry trends and conditions; fluctuations in the availability and cost of copper and other principal raw materials (including the working capital impact of such fluctuations and our ability to recover such costs) as well as natural gas and freight; changes in spending patterns by the telephone industry; changes in the rate of decline in access lines to homes and businesses; the migration of magnet wire demand to China; intense competition from other manufacturers and from alternative technologies such as fiber optics, wireless and VoIP; losses or gains in sales as customer contracts expire or are renewed or rebid; volume and timing of customer orders; rapid product and technology development; market acceptance of new products and continuing product demand for existing products; significant changes in the amount of our indebtedness; our ability to operate within the framework of our revolving credit facility and senior notes; our ability to complete announced acquisitions, integrate these operations and achieve anticipated benefits; our ability to identify, finance and integrate other acquisitions; our ability to successfully operate and expand our magnet wire facility in China; changes in short-term interest rates and foreign exchange rates; any deterioration in our labor relations; and other risk factors detailed in Superior Essex's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Reports on Form 10-Q, all of which we incorporate by reference herein.  Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes except as required by federal securities law.

Financial Measures and Key Operating Metrics

General

We use certain operating and financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. A non-GAAP financial measure is defined as a numerical measure of a company's financial performance, financial position or cash flows that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. These non-GAAP operating and financial measures are described below.

Copper-Adjusted Revenues

Due to the impact of differing copper values on revenues in the reported periods, the Company is providing supplemental, non-GAAP sales comparisons at a constant value of copper ("copper adjusted revenues”) to aid in analyzing period-to-period net sales. Presentation of net sales herein for 2007 and 2006 are adjusted to a $3.00/lb COMEX value (or the equivalent €/kg LME or SHME value for our European and Chinese operations, respectively). In prior year presentations, copper adjusted revenues were previously reflected at $2.00/lb COMEX value. “Copper adjusted increase” in revenues or net sales is calculated after adjusting net sales in both periods to a constant copper value of $3.00/lb COMEX. Sales adjusted for a constant value of copper as used by us may not be comparable to similarly titled measures of other companies.

Core Business Revenues

Core Businesses consist of the Company’s Communications Cable business segment, its Magnet Wire and Distribution North America business segment, its Magnet Wire and Distribution Europe business segment, and its Magnet Wire Asia Pacific business segment.

EBITDA

Earnings before interest, taxes, depreciation and amortization, or "EBITDA", is a performance metric which we use and which is used by other companies. "EBITDA" as used by the Company (defined as earnings before interest, taxes, depreciation, amortization, minority interest and certain other non-operating items) may not be comparable to a similarly titled measure of another company.

Adjusted EBITDA and Adjusted EPS

The Company uses the terms “Adjusted EBITDA” and “Adjusted earnings per diluted share” (or “Adjusted EPS”). Adjusted EBITDA is defined as EBITDA excluding the impact of special items (before tax). Adjusted EPS is defined as earnings per diluted share excluding the after-tax, after minority interest impact of special items. These items may not be comparable to a similarly titled measure of another company. Special items are detailed in the financial tables accompanying this release.

Net Debt

The Company uses the term “Net Debt,” which is a non-GAAP financial measure. Net debt is defined as total debt outstanding less cash and cash equivalents. Net debt as used by the Company may not be comparable to a similarly titled measure of another company.

Comparisons to GAAP

Management believes that EBITDA, Adjusted EBITDA, Adjusted EPS and Copper-Adjusted Revenues are useful adjuncts to net income (loss), earnings per share, revenues and other measurements under GAAP. The Company believes these measures are useful in analyzing the underlying operating performance of the Company’s business. Adjusted EBITDA and Adjusted EPS are used to evaluate performance for certain executive compensation items and provide a measure of the ongoing operations by removing items which are not directly relevant to the efficiency of operations. The following non-GAAP financial measurements are reconciled to the most directly comparable GAAP financial measures - EBITDA to net income; Adjusted EBITDA to net income; Adjusted EPS (or Adjusted earnings per diluted share) to earnings per diluted share; and Copper-Adjusted Revenues to revenues.

EBITDA, Adjusted EBITDA and Adjusted EPS are supplements to GAAP financial information and should not be considered an alternative to, or more meaningful than, net income or operating income as determined in accordance with GAAP. EBITDA and Adjusted EBITDA have distinct limitations as compared to GAAP information such as net income or operating income. By excluding interest and income taxes for example, it may not be apparent that both represent a reduction in cash available to the Company. Likewise, depreciation and amortization, while non-cash items, represent generally the utilization of assets that produce revenue for the Company. By excluding certain special items, it may not be apparent that these costs represent a reduction in cash available to the Company. Management compensates for these limitations by using the GAAP results in conjunction with these other measures.

Adjusted EPS has distinct limitations as compared to GAAP information such as net income or earnings per share. By excluding certain special items, it may not be apparent that these costs represent a reduction in cash available to the Company. Management compensates for these limitations by using the GAAP results in conjunction with adjusted EPS.

Copper-adjusted revenues has distinct limitations as compared to GAAP revenues. By copper-adjusting revenues, in a declining copper cost environment, it may not be apparent that net sales may be declining on an actual basis. Management compensates for these limitations by using the GAAP results in conjunction with copper-adjusted revenues.

Core Business revenues has distinct limitations as compared to GAAP revenues. By limiting net sales to “Core Businesses,” the revenues of the omitted segment, copper rod, may not be apparent. Management compensates for these limitations by using the GAAP results in conjunction with Core Business revenues.

Superior Essex Inc.
Condensed Consolidated Income Statements
Three Months Ended September 30
($ in millions, except share and per share data)
Unaudited

	Three Months Ended	Three Months Ended
	September 30, 2007	September 30, 2006

Revenues	$781.4	$796.3
Cost of sales	705.8	724.0
Gross profit	75.6	72.3
Selling, general and administrative expenses	38.9	37.5
Restructuring and other charges	0.2	0.1
Asset impairment charge	-	2.0
Operating income	36.5	32.7
Interest expense	(8.0)	(7.1)
Interest income	0.4	0.3
Other income, net	0.4	0.2
Income before income taxes and minority interest	29.3	26.1
Income tax expense	(9.0)	(10.3)
Minority interest in earnings of subsidiary	-	(1.1)
Net income	$20.3	$14.7

Earnings per common share
Basic	$1.00	$0.74
Diluted	$0.98	$0.72

Shares used for computation (000s)
Basic	20,341	19,805
Diluted	20,641	20,348

Superior Essex Inc.
Condensed Consolidated Income Statements
Nine Months Ended September 30
($ in millions, except share and per share data)
Unaudited

	Nine Months Ended	Nine Months Ended
	September 30, 2007	September 30, 2006

Revenues	$2,249.5	$2,266.2
Cost of sales	2,038.2	2,048.7
Gross profit	211.3	217.5
Selling, general and administrative expenses	112.5	111.4
Restructuring and other charges	1.5	1.1
Asset impairment charge	-	2.0
Operating income	97.3	103.0
Interest expense	(23.1)	(23.2)
Interest income	2.0	0.5
Other income/(expense), net	(0.2)	0.2
Gain on sale of investment	-	5.8
Income before income taxes, minority interest and extraordinary gain	76.0	86.3
Income tax expense	(27.8)	(33.2)
Minority interest in earnings of subsidiaries	(2.3)	(3.4)
Extraordinary gain (1)	3.5	0.9
Net income	$49.4	$50.6

Earnings per common share
Basic (1)	$2.44	$2.81
Diluted (1)	$2.40	$2.73

Shares used for computation (000s)
Basic	20,249	18,008
Diluted	20,542	18,524

(1) Includes $3.5 million ($0.17 per basic and diluted share) gain on acquisition of minority interest in the Magnet Wire Europe subsidiary in the nine months ended September 30, 2007, and $0.9 million ($0.05 per basic and diluted share) gain, net of minority interest, on an acquisition within the Magnet Wire Europe subsidiary in the nine months ended September 30, 2006

Superior Essex Inc.
Condensed Consolidated Balance Sheets
($ in millions)
Unaudited

	September 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$36.3	$53.5
Accounts receivable, net	454.0	335.6
Inventories, net	330.1	289.3
Other current assets	35.3	46.9
Total current assets	855.7	725.3
Property, plant and equipment (net of accumulated depreciation)	311.6	258.5
Intangible and other long-term assets, net	44.0	43.0
TOTAL ASSETS	$1,211.3	$1,026.8

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$56.7	$31.4
Accounts payable	244.6	161.1
Accrued expenses	113.5	94.6
Total current liabilities	414.8	287.1
Long-term debt	285.4	292.7
Other long-term liabilities	88.4	59.4
Total liabilities	788.6	639.2
Minority interest in subsidiary	2.5	28.6
Stockholders' equity	420.2	359.0
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,211.3	$1,026.8

Superior Essex Inc.
Supplemental Financial Information
Three Months Ended September 30
($ in millions)
Unaudited

	Three Months Ended	Three Months Ended
	September 30, 2007	September 30, 2006
Revenues
Communications Cable	$213.4	$229.5
Magnet Wire and Distribution North America	300.6	278.1
Magnet Wire and Distribution Europe	195.0	160.8
Magnet Wire Asia Pacific	13.6	-
Core Business revenues	$722.6	$668.4
Copper Rod	58.8	127.9
	$781.4	$796.3

Revenues, copper price adjusted (1)
Communications Cable	$203.3	$224.6
Magnet Wire and Distribution North America	278.6	264.1
Magnet Wire and Distribution Europe	183.9	150.3
Magnet Wire Asia Pacific	12.2	-
Core Business revenues	$678.0	$639.0
Copper Rod	51.2	109.2
Revenues, copper price adjusted	$729.2	$748.2
Constant cost of copper adjustment	52.2	48.1
Revenues (GAAP)	$781.4	$796.3

Reconciliation of adjusted EBITDA to net income
Net income	$20.3	$14.7
Income tax expense	9.0	10.3
Interest expense	8.0	7.1
Interest income	(0.4)	(0.3)
Minority interest in earnings of subsidiary	-	1.1
Other income, net	(0.4)	(0.2)
Operating income	$36.5	$32.7
Depreciation/amortization	8.1	7.3
EBITDA	$44.6	$40.0
Restructuring and other charges	0.2	0.1
Non-cash equity compensation	1.8	2.0
Asset impairment charge	-	2.0
Other income, net	0.4	0.2
Special litigation costs - potential gain contingency	0.5	-
All other items, net	0.2	-
Adjusted EBITDA	$47.7	$44.3

Adjusted EBITDA by segment
Communications Cable	$30.1	$29.9
Magnet Wire and Distribution North America	16.6	13.3
Magnet Wire and Distribution Europe	6.1	6.1
Magnet Wire Asia Pacific	(0.1)	(0.6)
Copper Rod	0.1	0.2
Corporate	(5.5)	(4.9)
Other	0.4	0.3
Adjusted EBITDA	$47.7	$44.3

(1) Adjusted to a constant $3.00 COMEX copper cost per pound (or the equivalent LME or SHME per kilogram value for our European and Chinese operations, respectively)

Superior Essex Inc.
Supplemental Financial Information
Nine Months Ended September 30
($ in millions)
Unaudited

	Nine Months Ended	Nine Months Ended
	September 30, 2007	September 30, 2006
Revenues
Communications Cable	$665.2	$653.2
Magnet Wire and Distribution North America	843.3	785.9
Magnet Wire and Distribution Europe	530.9	473.7
Magnet Wire Asia Pacific	14.0	-
Core Business revenues	$2,053.4	$1,912.8
Copper Rod	196.1	353.4
	$2,249.5	$2,266.2

Revenues, copper price adjusted (1)
Communications Cable	$652.3	$713.4
Magnet Wire and Distribution North America	818.3	827.1
Magnet Wire and Distribution Europe	521.6	487.4
Magnet Wire Asia Pacific	12.6	-
Core Business revenues	$2,004.8	$2,027.9
Copper Rod	188.0	349.7
Revenues, copper price adjusted	$2,192.8	$2,377.6
Constant cost of copper adjustment	56.7	(111.4)
Revenues (GAAP)	$2,249.5	$2,266.2

Reconciliation of adjusted EBITDA to net income
Net income	$49.4	$50.6
Income tax expense	27.8	33.2
Interest expense	23.1	23.2
Interest income	(2.0)	(0.5)
Minority interest in earnings of subsidiary	2.3	3.4
Extraordinary gain (net of minority interest)	(3.5)	(0.9)
Gain on sale of investment	-	(5.8)
Other (income)/expense, net	0.2	(0.2)
Operating income	$97.3	$103.0
Depreciation/amortization	23.1	20.8
EBITDA	$120.4	$123.8
Restructuring and other charges	1.5	1.1
Non-cash equity compensation	5.8	5.2
Asset impairment charge	-	2.0
Special bad debt (recoveries)/provision - customer insolvencies	(0.7)	1.0
Other income/(expense), net	(0.2)	0.2
Special litigation costs - potential gain contingency	0.5	-
All other items, net	0.6	0.1
Adjusted EBITDA	$127.9	$133.4

Adjusted EBITDA by segment
Communications Cable	$81.6	$87.2
Magnet Wire and Distribution North America	43.9	41.8
Magnet Wire and Distribution Europe	18.5	18.7
Magnet Wire Asia Pacific	(1.5)	(1.0)
Copper Rod	0.4	0.7
Corporate	(15.2)	(14.7)
Other	0.2	0.7
Adjusted EBITDA	$127.9	$133.4

(1) Adjusted to a constant $3.00 COMEX copper cost per pound (or the equivalent LME or SHME per kilogram value for our European and Chinese operations, respectively)

Superior Essex Inc.
Detail of Special Items Impacting Net Income
Three Months Ended September 30
($ in millions, except per share data)
Unaudited

	Three Months Ended	Three Months Ended
	September 30, 2007	September 30, 2006
Financial restructuring costs	$(0.1)	$(0.1)
Facility restructuring costs	(0.3)	-
Special litigation costs - potential gain contingency	(0.5)	-
Asset impairment charge	-	(2.0)
Subtotal	$(0.9)	$(2.1)
Tax and minority interest impact of above items	0.4	0.8
Recognition of special tax benefits	2.4	-
Total impact - increase/(decrease) in net income	$1.9	$(1.3)
Total impact to earning per diluted share related to special items	$0.09	$(0.07)

Reconciliation of earnings per diluted share to adjusted earnings per diluted share
Earnings per diluted share	$0.98	$0.72
Impact of special items	$(0.09)	$0.07
Adjusted earnings per diluted share	$0.89	$0.79

Superior Essex Inc.
Detail of Special Items Impacting Net Income
Nine Months Ended September 30
($ in millions, except per share data)
Unaudited

	Nine Months Ended	Nine Months Ended
	September 30, 2007	September 30, 2006
Gain on sale of investment in Essex Electric	$-	$5.8
Extraordinary gain recognized on purchase transactions	3.5	1.5
Special bad debt recoveries/(provision) - customer insolvencies	0.7	(1.0)
Financial restructuring costs	(0.3)	(0.3)
Facility restructuring costs	(0.9)	(1.2)
Special litigation costs - potential gain contingency	(0.5)	-
Asset impairment charge	-	(2.0)
Other	(0.9)	0.4
Subtotal	$1.6	$3.2
Tax and minority interest impact of above items	0.7	(0.9)
Recognition of special tax benefits	2.4	-
Total impact - increase/(decrease) in net income	$4.7	$2.3
Total impact to earnings per diluted share related to special items	$0.23	$0.12

Reconciliation of earnings per diluted share to adjusted earnings per diluted share
Earnings per diluted share	$2.40	$2.73
Impact of special items	$(0.23)	$(0.12)
Adjusted earnings per diluted share	$2.17	$2.61